Exhibit 10.1

April 25, 2016

John A. Kallassy

Dear John,

This letter will constitute the agreement between you and Jaguar Animal Health, Inc. (“Jaguar”) regarding the terms of your separation from employment with Jaguar (hereinafter the “Agreement”).

Thank you for all of your contributions.  As we discussed, we agree on the following terms of your departure:

1.                                SEPARATION DATE, FINAL PAY & SEVERENCE.  Your last day of employment with Jaguar was March 18, 2016 (the “Separation Date”). You will not accrue additional paid time off after the Separation Date.  By executing this Agreement, you acknowledge you have been paid all of your earned salary, accrued and unused vacation pay through the effective date of your separation. You also acknowledge that all of your business expenses have been reimbursed through the date of your separation. In addition Jaguar will pay you three (3) months of your current base salary (less withholdings and your medical premium contribution defined below) on the Effective Date (defined in Section 10) of this Agreement (the “Severance Payments”). The Severance Payments will be paid to you monthly on the 1st of each calendar month for the 3 calendar months following the Effective Date of this Agreement.

MEDICAL PREMIUM CONTRIBUTIONS.

As additional consideration, following the Effective Date of this Agreement, if you elect to remain with family medical coverage on Jaguar’s PPO plan with monthly premiums of $3250 Jaguar will contribute $1500 per month towards your family coverage until the EARLIER OF (1) September 1, 2016 (with coverage ending September 30, 2016) OR (2) the date you become eligible for medical coverage under a new employer plan. You will contribute $1750 towards your monthly family medical premium. Your $1750 medical premium contribution will be deducted from each of the 3 Severance Payments for the months of May, June and July 2016. For August 2016 you will need to remit by check your medical premium contribution of $1750 on or before July 25, 2016. For September 2016 you will need to remit by check your medical premium contribution of $1750 on or before August 25, 2016. You agree to let Jaguar know immediately if you become eligible for medical coverage under a new employer. Dental, vision, supplemental disability and life insurance and FSA are not available.

Jaguar Animal Health, Inc. • 201 Mission Street 23rd floor • San Francisco, CA 94105

Tel: +1 (415) 371-8300 • Fax: +1 (415) 371-8311 • www.jaguaranimalhealth.com

2.                                      RELEASE OF CLAIMS.  In consideration of the terms set forth herein, you hereby fully release, acquit, and forever discharge Jaguar, and each of its predecessors, successors and assigns, subsidiary corporations, affiliated corporations, and the officers, directors, employees, attorneys and agents, past and present, of each of the aforesaid entities, of and from any and all claims, liabilities, causes of action, damages, costs, attorneys’ fees, expenses, and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, contingent, suspected or unsuspected, that you may now have, have ever had, or hereafter may have relating directly or indirectly to your employment with Jaguar.  Specifically, you waive and release all claims, including, but not limited to, those arising under California Labor Code 1102.5, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act; and any and all state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving any tort, employment contract (express or implied), public policy, wrongful discharge, or any other claim.  You also release any and all claims you may have that arose prior to the date of this Agreement under the Family and Medical Leave Act and the Fair Labor Standards Act.

You further understand that the claims you are releasing include any and all claims you have or might have against Jaguar that are the result of any act or failure to act that occurred before the effective date of this Agreement, whether or not you presently are aware that you have such a claim.  This includes your express waiver of any claims that would otherwise be covered by Section 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

This does not include any claims that arise from acts or events occurring after the date of this Agreement, any claim to enforce the terms of this Agreement, or any criminal acts conducted by Jaguar’s agents and officers. Nothing herein shall alter any D&O Liability coverage for the period of your employment.

3.                                      COMPLIANCE WITH OLDER WORKERS BENEFIT PROTECTION ACT.  This agreement is intended to comply with the Older Workers Benefit Protection Act.  You acknowledge and agree that you specifically are waiving rights and claims under the Age Discrimination in Employment Act.  Accordingly, being 40 years of age or older, you are advised and acknowledge the following:

(A)                               Twenty-One Day Consideration Period.  Upon execution of this Agreement, you waive the twenty-one day consideration period designated under the Older Workers Benefit Protection Act.

(B)                               Release of Age Discrimination in Employment Act Claims.  You waive any claims against Jaguar under the Age Discrimination in Employment Act (“ADEA”).

(C)                               Revocation Period.  As mandated by Older Workers Benefit Protection Act, you have seven days to revoke this Agreement.  If you revoke your consent to this Agreement, you will be ineligible for the consideration set forth herein.

4.                                      MUTUAL NON-DISPARAGEMENT.  You and Jaguar agree that neither shall provide information, issue statements, or take any action, directly or indirectly, that would cause disparagement, embarrassment, humiliation or otherwise cause or contribute to you, Jaguar, Jaguar’s employees, directors, independent contractors, services, or products, being held in disrepute.  Notwithstanding the foregoing, you may provide information that is required by a court, administrative agency or other governmental body with jurisdiction; provided that you use diligent efforts to: (i) promptly notify Jaguar of any such information demand prior to providing such information and cooperate in seeking any reasonable protective arrangements requested by Jaguar with respect to such information; (ii) limit any disclosure and obtain confidential treatment of such information if requested by Jaguar.

5.                                      INDEPENDENT CONTRACTOR.  Subject to the execution of a separate Independent Contractor Agreement and Scope of Work designation, Jaguar may retain your future services as an Independent Contractor.

6.                                      STOCK OPTIONS.

(A) Vested Stock Options.  As of the Separation Date you will have a total of 57,912 vested stock options (51,231 at a strike price of $2.54 and 6,681 at a strike price of $7.00). Jaguar will allow you ninety days (90 days) from the date this Agreement becomes effective to exercise vested stock options.

(B) Unvested Stock Options Under 2013 Plan. As of the Separation Date you will have a total of 28,960 unvested stock options under the 2013 plan at a strike price of $2.54. The Jaguar Board of Directors has approved accelerated vesting of these stock options to your Separation Date. Jaguar will allow you ninety days (90 days) from the date this Agreement becomes effective to exercise vested stock options.

7.                                   CESSATION OF AUTHORITY.  By executing this Agreement, you agree and acknowledge that you have relinquished all authority with regard to the operation of Jaguar, including, without limitation, all communication relating to your work at Jaguar with existing or prospective KOLs, vendors, or customers.  You also attest, subject to paragraph 4 above, that you have not provided, and agree that you will not provide, results of any analysis to anyone other than Jaguar’s CEO relating to any current or past trials without receiving, or having already received, consent from Jaguar’s CEO.

8.                                      RETURN OF COMPANY PROPERTY.  You certify that you do not have in your possession, nor have you failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Jaguar, its subsidiaries, affiliates, successors or assigns. Notwithstanding the foregoing, Jaguar will sell you the Microsoft Surface Pro3 computer (128 GB 4 GB Ram Intel Core i5-4300U 1.90 GHz) assigned to you at Jaguar for one dollar ($1.00).

9.                                      COMPLIANCE WITH EMPLOYMENT AGREEMENTS.  You further certify that you have complied with all the terms of Jaguar Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by you (“Employment Agreements”), including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by you (solely or jointly with others) covered by that agreement. You further acknowledge and agree that, in compliance with the Employment Agreements, you will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

10.                               EFFECTIVE DATE.  The effective date of this Agreement is seven days following the date that you sign below (“Effective Date”).

11.                               GOVERNING LAW.  This Agreement shall be governed by the laws of California, and constitutes the entire agreement between the parties.  If any provision of this Agreement is deemed invalid or unenforceable, the remaining provisions will still be fully binding and enforceable.

12.                               ACKNOWLEDGMENT.  By signing below, you acknowledge that you have read and understand the terms of this Agreement, and that it is your intent to release any claims you have or may have against Jaguar, as described above, in exchange for adequate consideration offered to you by Jaguar.  You also acknowledge that you either have consulted an attorney regarding this Agreement or you have elected not to consult an attorney, and are knowingly and voluntarily entering into this Agreement.

Signed:	/s/ John Kallassy	Date:	April 27, 2016

John Kallassy

For Jaguar Animal Health, Inc.:		Date:	April 28, 2016

Signed:	/s/ Lisa Conte
Lisa Conte, CEO